CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor's Report dated September 19, 2018 relating to the balance sheet of MinMax Spaces, Inc. as of August 31, 2018, and the related statements of operations, changes in stockholders' equity, and cash flows for interim period then ended, and the related notes to the financial statements.

Jason M. Tyra, CPA, PLLC
Dallas, TX
September 19, 2018

1700 Pacific Avenue, Suite 4710
Dallas, TX 75201
(P) 972-201-9008
(F) 972-201-9008
info@tyracpa.com
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